Exhibit 99.1

Contacts:

Kimberly Kraemer

Vice President, Corporate Communications &

Investor Relations

Tercica, Inc.

650-624-4949

kimberly.kraemer@tercica.com

Tercica Reports First Quarter 2005 Financial Results

South San Francisco, CA – May 5, 2005 – Tercica, Inc. (Nasdaq: TRCA) announced today the results of operations for the quarter ended March 31, 2005. The net loss was $9.1 million for the first quarter of 2005 compared to a net loss of $7.7 million for the same period in 2004.

Basic and diluted net loss per share was $0.32 in the first quarter of 2005 compared to $1.47 for the same period in 2004. Shares used to compute basic and diluted net loss per share were 28.1 million for the first quarter of 2005 and 5.2 million for the same period in 2004.

“Tercica’s plans to commercialize Increlex™ gained positive momentum with the FDA’s acceptance of our NDA filing with Priority Review designation,” said John A. Scarlett, M.D., President and Chief Executive Officer of Tercica. “We are now fully engaged in regulatory and commercial activities in support of an August 31 PDUFA date and preparing for a potential launch of our first product in January 2006.”

Research and development expenses for the first quarter were $4.9 million compared to $5.7 million for the same period in 2004. The decrease in 2005 is primarily attributable to the completion of the Company’s manufacturing transfer and conformance lot campaign for rhIGF-1.

Selling, general and administrative expenses for the first quarter were $4.2 million compared to $1.9 million for the same period in 2004. The results reflect increased corporate infrastructure required to support the Company’s growth, costs related to being a publicly-held company and pre-launch preparations for Increlex™.

Interest expense for the first quarter was $0.5 million compared to zero for the same period in 2004. Interest expense in 2005 is attributable to the amortization of the value of common stock issued in January 2005 in connection with a senior credit facility with Venture Leasing & Lending IV, Inc.

Interest income for the first quarter was $0.4 million compared to $0.1 million for the same period in 2004. The increase is attributable to higher average cash balances as well as higher investment returns during the period.

Recent Highlights

•	The U.S. Food and Drug Administration (FDA) accepted for filing and granted Priority Review of Tercica’s New Drug Application (NDA) for Increlex™ (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1). Tercica is seeking approval to market Increlex for the treatment of short stature caused by a severe form of primary IGF-1 deficiency (Primary IGFD). Based on the Priority Review designation, the FDA has six months from the submission date, or by the end of August 2005, to take action on the NDA filing.

•	Tercica appointed Chris E. Rivera, to the newly created position of Senior Vice President, Commercial Operations with responsibility for overseeing Tercica’s commercialization plans.

•	Tercica’s Board of Directors elected Thomas G. Wiggans as a Director.

About IGF-1 and Primary IGFD

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone and whose height and serum IGF-1 levels are more than two standard deviations below normal. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with Severe Primary IGFD.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The Company’s first product candidate, Increlex™ (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Conference Call and Webcast Information

John A. Scarlett, M.D., the Company’s President and Chief Executive Officer and other members of Tercica’s senior management team will review first quarter financial results via conference call and webcast on Thursday, May 5, 2005 at 4:30 p.m. Eastern Daylight Time. To access the live teleconference, dial 877-352-5209 (U.S.) or 210-234-0003 (international), reference the pass code “Tercica.” To access the webcast, please log on to the Company’s website at www.tercica.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 800-294-5428 (U.S.) or 203-369-3232 (international).

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statements regarding: (i) that the Company’s plans to commercialize Increlex™ for short stature caused by a severe form of Primary IGF-1 deficiency gained positive momentum with the FDA’s acceptance of the NDA filing with Priority Review designation; and (ii) that the Company is planning for a January 2006 product launch. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation: (1) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-K filed on March 24, 2005; and (2) that there would be no product launch if the FDA does not grant Tercica marketing approval, grants Tercica marketing approval covering so few patients that it is not commercially reasonable for the Company to launch, or grants Insmed Incorporated’s product marketing exclusivity under the Orphan Drug Act that would block Tercica from being able to market or sell its product. These statements are based on information as of May 4, 2005, and the Company assumes no obligation to update any forward-looking statement.

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Statements of Operations
Costs and expenses:
Research and development*	$4,871	$5,674
Selling, general and administrative*	4,179	1,881
Acquired in-process research and development	—	250

Total costs and expenses	(9,050)	(7,805)
Interest expense	(499)	—
Interest and other income, net	441	115

Net loss	$(9,108)	$(7,690)

Basic and diluted net loss per share	$(0.32)	$(1.47)

Shares used to compute basic and diluted net loss per share	28,128,755	5,235,759

* Includes non-cash stock-based compensation expense as follows:
Research and development	$320	$390
Selling, general and administrative	326	392

Total	$646	$782

	March 31, 2005	December 31, 2004
		(1)
Balance Sheet Data
Cash, cash equivalents, short-term investments and restricted cash	$92,893	$52,001
Total assets	96,379	55,022

Total liabilities	5,194	7,345
Total stockholders’ equity	91,185	47,677

(1)	Derived from the audited financial statements for the year ended December 31, 2004 included in the Company’s Form 10-K.